EXHIBIT 10.10
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of May 19, 2011 (“Effective Date”), by and between Standard Gold, Inc. (“Company”) and Alfred A. Rapetti (“Executive”) with respect to the following facts:

Executive and Company wish to enter into an Employment Agreement, which will supersede any and all other agreements between the Company and the Executive.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Employment.  Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position.  Executive is employed as Chief Executive Officer (“CEO”) and shall have the duties and responsibilities assigned by Company’s Board of Directors (“Board of Directors”) as may be reasonably assigned to him from time to time.  Executive shall perform faithfully and diligently all duties assigned to Executive.  Subject to Section 7.3, Company reserves the right to modify Executive’s duties at any time in its sole and absolute discretion provided that the duties assigned are consistent with the position of CEO and that Executive continues to report to Company’s Board of Directors.

2.2 Best Efforts/Full-time.  Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Executive will act in the best interest of Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so.

3. Term.

3.1 Term.  The Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of one (1) year following such date (the “Initial Term”).

3.2 Renewal.  On the expiration of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent one year terms (“Renewal Terms”) unless Company provides Executive with advance written notice to its intent not to renew at least 90 days prior to the scheduled expiration date.  In the event Company gives notice of nonrenewal pursuant to this subsection 3.2, this Agreement will expire at the end of the then current term.

3.3 Termination during Term.  Both the Initial Term or any subsequent Renewal Terms may be earlier terminated in accordance with Section 7 below.

4. Compensation.

4.1 Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a base salary of three hundred thousand dollars per year ($300,000) (the “Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2 Annual Bonus.  During the Term or any Renewal Term, Executive will be eligible to receive an annual bonus of up to 150% of Executive’s Base Salary (an “Annual Bonus”).  The amount of the Annual Bonus, if any, will be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion, according to the following general metrics:

(a)           One-third of the Annual Bonus, if any, will relate to Executive’s assembly and management of an appropriate operational team to carry out the Company’s business objectives;

(b)           One-third of the Annual Bonus, if any, will be based on the Company’s revenue during the Term; and

(c)           One-third of the Annual Bonus, if any, will be based on the Company’s cash flow during the Term.

4.3 Incentive Compensation.  Executive will be eligible to participate in any incentive compensation plans established for senior executives by the Compensation Committee from time to time. The Company reserves the right to modify such incentive plans from time to time.

5. Fringe Benefits.  Executive will be eligible for all customary and usual fringe benefits generally available to senior executives of Company subject to the terms and conditions of Company’s benefit plan documents.  Such fringe benefits include, but are not limited to:

(a)           Until the Company establishes a comprehensive health insurance plan for its employees, reimbursement for, or payment of, monthly health insurance premiums for Executive, in an amount not to exceed one thousand dollars ($1,000) per month;

(b)           Payment of reasonable relocation expenses for Executive in the event the Board determines that Company operations will require Executive to relocate from his primary residence in the State of Florida; and

(e)           Payment of housing rental expenses for Executive for a residence other than his primary residence, in the event the Board determines that Company operations will make it unreasonable for Executive to reside in his primary residence in the State of Florida, in an amount not to exceed three thousand eight hundred dollars ($3,800) per month.

Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.  Executive will be eligible to accrue up to four (4) weeks of vacation per year, subject to Company’s vacation policy.

6. Business Expenses.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted within forty-five (45) days of incurring the expense, and must include detailed supporting receipts or other documentation.  Executive will not be reimbursed for cumulative expenses in any calendar month that exceed seven thousand five hundred dollars ($7,500) without prior approval of the Audit Committee of the Company’s Board of Directors.  Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7. Termination of Executive’s Employment.

7.1 Termination for Cause by Company.  Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause.  For purposes of this Agreement, “Cause” is defined as:  (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) any acts or conduct by Executive that are materially adverse to Company’s interests; (c) Executive’s material breach of this Agreement; (d) Executive’s disclosure of Confidential Information (as defined in Section 9.4 hereof) to any third party in a manner deemed inappropriate by the Board of Directors in its sole discretion; (e) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts Executive’s ability to effectively perform Executive’s duties hereunder; (f) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (g) Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; or (h) Executive’s death.  In the event of termination based on (b), (c) or (f), Executive will have fifteen (15) days from receipt of notice from Company to cure the issue, if curable.  No act or failure to act will be considered “willful” for purposes of this Agreement unless done or failed to be done by Executive intentionally and in bad faith.  In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (“Accrued Benefits”).  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  In the event of Executive’s termination of employment by the Company for Cause, Executive will not be entitled to receive the Severance Package described in subsection 7.2 below.

7.2 Termination Without Cause by Company/Severance.  Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive.  In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination, and Accrued Benefits.  In addition, Executive will receive a “Severance Package” that shall include (a) a “Severance Payment” equivalent to six (6) months of Executive’s Base Salary then in effect on the date of termination; and (b) payment by Company of the premiums required to continue Executive’s group health care coverage for a period of six (6) months following Executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period.  Executive will only receive the Severance Package if Executive:  (x) complies with all surviving provisions of this Agreement as specified in subsection 12.8 below; (y) executes a full, unilateral, general release of all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company (in a form satisfactory to the Company in its reasonable discretion), and such release has become effective in accordance with its terms prior to the 60th day following the termination date and (z) agrees as part of the release agreement to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company ((x)-(z) are collectively referred to as “Severance Conditions”). All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3 Voluntary Resignation by Executive for Good Reason/Severance.  Executive may voluntarily resign Executive’s position with Company for Good Reason, at any time on ninety (90) days’ advance written notice.  Executive shall provide notice to the Company of the condition giving rise to “Good Reason” within 90 days of the initial existence of such condition and the Company shall have 30 days following such notice to remedy such condition.  The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive Executive’s Base Salary then in effect, prorated to the date of termination, Accrued Benefits, and the Severance Package described in subsection 7.2 above, provided Executive complies with all of the Severance Conditions in subsection 7.2 above.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events or conditions, without the Executive’s express written consent (which consent may be denied, withheld or delayed for any reason): (a) a material reduction in the Executive’s duties, authority or responsibilities; (b) a requirement that Executive report to a corporate officer or employee instead of directly to the Board of Directors; (c) a material reduction by the Company in the Executive’s annual base salary or annual bonus or incentive compensation opportunity as in effect as of the date hereof or as the same may be increased from time to time; or (d) any material breach by the Company of this Agreement.

7.4 Voluntary Resignation by Executive Without Good Reason.  Executive may voluntarily resign Executive’s position with Company without Good Reason, at any time on thirty (30) days’ advance written notice.  In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only Executive’s Base Salary and benefits for the thirty-day notice period and no other amount.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  In addition, Executive will not be entitled to receive the Severance Package described in subsection 7.1 above.

7.5 Pay in Lieu of Notice Period.  Should Company terminate Executive’s employment without Cause or Executive resign Executive’s employment with or without Good Reason upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties, positions and responsibilities and provide Executive with payment of Executive’s then current Base Salary in lieu of any portion of the notice period.

7.6 Resignation of Board or Other Positions.  Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions (including board membership) Executive may hold on behalf of Company.

7.7 Termination Upon a Change of Control

(a) Severance.  If within the period that is twelve (12) months following a Change of Control (as that term is defined below), Executive’s employment is terminated by Company other than for Cause (as defined in subsection 7.1 above) or if within twelve (12) months following a Change of Control Executive resigns for Good Reason, Executive shall be entitled to receive Executive’s Base Salary then in effect, prorated to the date of termination, Accrued Benefits, and the Severance Package described in subsection 7.2 above, provided Executive complies with all of the Severance Conditions in subsection 7.2 above.

(b) 280G.  Notwithstanding anything to the contrary in this Agreement, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the "Code")), and the severance benefits provided for in this Section 7.7, together with any other payments and benefits which the Executive has the right to receive from Company and other person or entity (the "Aggregate Severance"), would be subject to the excise tax imposed by Section 4999 of the Code, including any interest and penalties imposed with respect to such excise tax (the "Excise Tax"), then the severance benefits provided thereunder shall be either (1) reduced (but not below zero) so that the present value of the Aggregate Severance equals the Safe Harbor Amount (as defined below) and so that no portion of the Aggregate Severance shall be subject to the Excise Tax, or (2) paid in full, whichever produces the better net after-tax position to the Executive (taking into account the Excise Tax and any other applicable taxes).

The determination as to whether any such reduction in the Aggregate Severance is necessary shall be made initially by Company in good faith.  If applicable, the reduction of the amounts payable hereunder in accordance with clause (1) of the first sentence of the preceding paragraph shall be made in the following order and in such a manner as to maximize the value of the Aggregate Severance paid to the Executive (i) cash severance pay that is exempt from Section 409A, (ii) any payments intended to pay for continued medical benefits under COBRA, (iii) any other cash severance pay, (iv) any other cash payable that is a severance benefit, (v) any restricted stock or restricted stock units, and (vi) stock options.  If the Aggregate Severance is reduced in accordance with the preceding sentence and through error or otherwise the Aggregate Severance exceeds the Safe Harbor Amount, the Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made.

For purposes of this Section 7.7(b), “Safe Harbor Amount” means an amount equal to one dollar ($1.00) less than three (3) times the Executive’s "base amount" for the "base period," as those terms are defined under Section 280G of the Code.

(c) Change of Control.  A Change of Control is defined as any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquiring securities holding 50% or more of the total combined voting power or value of the Company.

7.8 Termination of Employment Upon Nonrenewal.  In the event Company decides not to renew this Agreement for a subsequent one year term in accordance with subsection 3.2 above, this Agreement will expire, Executive’s employment with Company will terminate and Executive will be entitled to receive Executive’s Base Salary through the end of the applicable term, Accrued Benefits, and the Severance Package described in subsection 7.2 above, provided Executive complies with all of the Severance Conditions in subsection 7.2 above.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

7.9 Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.  In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8. No Conflict of Interest.  During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest which materially and substantially disrupt the operations of Company.  Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion.  If the Board of Directors believes such a conflict exists during the Term, the Board of Directors may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company.

9. Confidential Information.

9.1 Executive will hold all Confidential Information (as defined below) in the strictest confidence and never use, disclose or publish any Confidential Information without the prior express written permission of the Company and its Board of Directors.  Executive agrees to maintain control over any Confidential Information obtained, and restrict access thereto to the Company’s employees, agents or other associated parties who have a need to use such Confidential Information for its intended purpose.  Executive agrees to advise and inform any party to whom he has provided access to the Confidential Information of its confidential nature, and further agrees to ensure that such parties be bound by the terms and obligations of this Agreement that relate to confidentiality.

9.2 Upon the Company’s request, all records and any compositions, articles, devices and other items which disclose or embody Confidential Information, including all copies or specimens thereof in Executive’s possession, whether prepared or made by Executive or others, will be delivered to the Company.

9.3 All documents and tangible items provided to Executive by the Company or created by Executive for use in connection with his employment by the Company are the sole and exclusive property of the Company and shall be promptly returned to the Company upon termination of employment with the Company, together with all copies, recordings, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain.

9.4 For purposes of this Agreement and subject to the following paragraph, the term “Confidential Information” shall mean all information developed by Executive as a result of his work with, for, on behalf of or in conjunction with the Company and any information relating to the Company’s processes and products, including information relating to research, development, manufacturing, know-how, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of the Company.  All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, which is treated by the Company as “Confidential Information,” or which Executive has a reasonable basis to believe is “Confidential Information,” will be presumed to be “Confidential Information.”

Notwithstanding the foregoing definition, the term “Confidential Information” will not apply to information which (i) Executive can establish by documentation was known to Executive prior to its receipt by Executive from the Company, (ii) is lawfully disclosed to Executive by a third party not deriving such information from the Company, or (iii) is presently in the public domain or becomes a part of the public domain through no fault of Executive.

9.5 The Company shall in turn keep all personal nonpublic information about Executive that the Company may now have or hereafter acquire in strict confidence and shall not disclose any such personal nonpublic information except as required by law or ordered by a court of competent jurisdiction, or with the consent, express or implied, of Executive himself.

10. Nonsolicitation of Company’s Employees.  Executive agrees that during the Term and for a period of two (2) years after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or recruiting any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

11. Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond or other security.

12. General Provisions.

12.1 Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

12.2 Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3 Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4 Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5 Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Minnesota.  Each party consents to the jurisdiction and venue of the state or federal courts in Minneapolis, Minnesota, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

12.7 Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

12.8 Survival.  Sections 8 (“No Conflict of Interest”), 9 (“Confidential Information”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief”), 12 (“General Provisions”) and 13 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

13. Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This agreement may be amended or modified only with the written consent of Executive and the Board of Directors.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

STANDARD GOLD, INC.

Dated: May 19, 2011	By: /s/ Mark D. Dacko
Its: Chief Financial Officer

EXECUTIVE
Dated: May 19, 2011
By: /s/ Alfred A. Rapetti
Alfred A. Rapetti